As filed with the Securities and Exchange Commission on September 20, 2005
Registration No. 333-126691

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARIBOU COFFEE COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	5810	41-1731219
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3900 Lakebreeze Avenue, North
Brooklyn Center, Minnesota 55429
(763) 592-2200
(Address, Including Zip Code, and Telephone Number,
Including Area Code of Registrant’s Principal Executive Offices)

George E. Mileusnic
Chief Financial Officer
Caribou Coffee Company, Inc.
3900 Lakebreeze Avenue, North
Brooklyn Center, Minnesota 55429
(763) 592-2200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code of Agent For Service)

With Copies to:

John J. Kelley III John D. Wilson King & Spalding LLP 191 Peachtree Street Atlanta, Georgia 30303 (404) 572-4600	Todd W. Eckland Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway New York, New York 10036 (212) 858-1440

       Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.
       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
       If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

	Proposed Maximum
Title of Each Class of Securities	Aggregate	Amount of
to be Registered	Offering Price(1)	Registration Fee

Common Stock, par value $0.01 per share	$90,000,000	$10,593*

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, and includes shares the underwriters have the option to purchase solely to cover over allotments, if any.
  *     Previously paid.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
        The purpose of this Amendment No. 4 is solely to file a certain exhibit to the Registration Statement as set forth below in Item 16(a) of Part II.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND REGISTRATION
        The following sets forth the various expenses and costs (other than the underwriting discount) expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the registration fee of the Securities and Exchange Commission, the filing fee of the National Association of Securities Dealers, Inc. and the initial filing fee of the Nasdaq National Market:

Amount to be
paid by the
Description	Company

SEC Registration Fee	$10,593
NASD Filing Fee	9,500
Nasdaq National Market Initial Filing Fee	100,000
Blue Sky Fees and Expenses	7,500
Printing Expenses	250,000
Legal Fees and Expenses	850,000
Accounting Fees and Expenses	650,000
Transfer Agent and Registrar Fees and Expenses	14,000
Miscellaneous	8,407

Total	$1,900,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
        The Registrant’s articles of incorporation provide that each of its directors shall not be personally liable to it or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) based on a breach of the duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Registrant’s stock under Section 302A.559 of the Minnesota Business Corporations Act or a sale of unregistered securities or securities fraud under Section 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when the articles of incorporation became effective. The Registrant’s articles of incorporation also provide that if the Minnesota Business Corporations Act is amended to authorize any further elimination or limitation of the liability of a director, then the liability of a director is limited to the fullest extent permitted by the amended act. The Registrant’s articles of incorporation further provide that any repeal or modification of these provisions will be prospective only and will not adversely affect any limit on the personal liability of a director existing at the time of the repeal or modification.
        Section 302A.521 of the Minnesota Business Corporations Act requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Registrant (including service with respect to another organization or employee benefit plan at the request of the Registrant) against judgment, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and the applicable statutory provisions have been satisfied in the case of any conflict of interest affecting a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member or employee, reasonably believed that the conduct was in the best interests of the Registrant, or in the case of service with another organization at the request of the Registrant, reasonably believed that the conduct was not opposed to the best interests of the Registrant. In addition, the statute requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification and payment of expenses by the Registrant is made by a majority of the disinterested directors present at a board meeting at which a disinterested quorum is present, or by a majority of a designated committee of disinterested directors, by special legal counsel selected by means specified in the statute, by the disinterested shareholders, by a court or, in certain circumstances, by an annually appointed committee of the board. Further, the Registrant’s bylaws provide that it shall indemnify its directors and officers for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by law.
        The Registrant has also entered into indemnification agreements with each of its directors. The indemnification agreements may require it, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms.
        Reference is also made to Section 6 of the underwriting agreement filed as Exhibit 1.1 hereto, which indemnifies the Registrant’s directors and officers against certain liabilities.
        The Registrant carries directors’ and officers’ liability insurance covering its directors and officers.
        Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted for directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, it has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES
        Since January 1, 2002, the Registrant has issued and sold the following unregistered securities (all amounts have been restated to reflect the four-for-three split of shares of the Registrant’s common stock prior to the closing of the offering):

1.	The Registrant has granted stock options to selected employees under its 2001 Stock Option Plan covering an aggregate of 2,257,695 shares of common stock, par value $0.01 per share, at a weighted average exercise price of $7.22 per share. During this period, options covering an aggregate of 11,733 shares granted under our 1994 Stock Awards Plan and our 2001 Stock Option Plan have been exercised for an aggregate sale price of $63,475.

2.	On December 2, 2003, the Registrant sold 548,896 shares of common stock, par value $0.01 per share, at $6.70 a share for an aggregate sale price of $3,680,348 to 27 investors. The shares were offered and sold only to accredited investors, as defined in Rule 501 under the Securities Act. Appropriate legends were affixed to the stock certificates issued in these transactions, and there was no general solicitation or advertising.

3.	On December 28, 2003, the Registrant issued 2,982 shares of common stock, par value $0.01 per share, valued at $6.70 per share to an employee in connection with the commencement of employment.

4.	On June 29, 2005, the Registrant issued to Michael J. Coles, our Chief Executive Officer and President, 100,000 shares of our common stock, par value $0.01 per share, in connection with entering into an amended and restated employment agreement with Mr. Coles. An appropriate legend was affixed to the stock certificate issued in this transaction.
        The issuances described in paragraph (1) above in this Item 15 were exempt from registration under the Securities Act in reliance on either (a) Rule 701 under the Securities Act as offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (b) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.
        The sale and issuance of securities in the transactions described in paragraphs (2), (3) and (4) above were exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions not involving any public offering.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENTS
        (a) The following are exhibits to this registration statement:

Exhibit
Number		Description of Exhibits

1.1	—	Form of Purchase Agreement.**
3.1	—	Form of Amended and Restated Articles of Incorporation of the Company.**
3.2	—	Form of Amended and Restated Bylaws of the Company.**
4.1	—	Form of Registrant’s Common Stock Certificate.**
5.1	—	Form of Opinion of Dorsey & Whitney LLP regarding the validity of the securities being registered.**
10.1	—	1994 Stock Awards Plan.**
10.2	—	Form of 1994 Stock Awards Plan Stock Option Grant and Agreement.**
10.3	—	2001 Stock Incentive Plan.**
10.4	—	Amendment No. 1 to the 2001 Stock Incentive Plan.**
10.5	—	Form of 2001 Stock Incentive Plan Stock Option Grant and Agreement.**
10.6	—	2005 Equity Incentive Plan.**
10.7	—	Senior Executive 2005 Supplemental Bonus Plan.†
10.8	—	Description of Annual Support Center and Field Management Bonus Plan.**
10.9	—	Amended and Restated Employment Agreement between Caribou Coffee Company, Inc. and Michael J. Coles, dated June 29, 2005.**
10.10	—	Bonus Compensation Agreement between Caribou Coffee Company, Inc. and Michael J. Coles dated June 29, 2005.**
10.11	—	Employment Agreement between Caribou Coffee Company, Inc. and George E. Mileusnic, dated July 18, 2005.**
10.12	—	Employment Agreement between Caribou Coffee Company, Inc. and Amy K. O’Neil, dated July 18, 2005.**
10.13	—	Form of Directors and Officers Indemnification Agreement.*

Exhibit
Number		Description of Exhibits

10.14	—	Master License Agreement between Caribou Coffee Company, Inc. and Al-Sayer Enterprises.**
10.15	—	Offer Letter from Caribou Coffee Company, Inc. to Janet D. Astor, dated November 29, 2004.**
10.16	—	Severance Agreement between Caribou Coffee Company, Inc. and Janet D. Astor, dated December 13, 2004.**
10.17	—	Offer Letter from Caribou Coffee Company, Inc. to Kathy F. Hollenhorst, dated April 13, 2005.**
10.18	—	Commercial Lease between Caribou Coffee Company, Inc. and Twin Lakes III LLC, dated September 5, 2003.**
10.19	—	Second Amended and Restated Lease and License Financing and Purchase Option Agreement between Caribou Coffee Company, Inc. and Arabica Funding, Inc., dated June 29, 2004.**
10.20	—	Amendment to Second Amended and Restated Lease and License Financing and Purchase Option Agreement between Caribou Coffee Company, Inc. and Arabica Funding, Inc., dated March 25, 2005.**
10.21	—	Second Amendment to Second Amended and Restated Lease and License Financing and Purchase Option Agreement between Caribou Coffee Company, Inc. and Arabica Funding, Inc., dated May 10, 2005.**
10.22	—	Second Amended and Restated Call Option Letter from Arabica Funding, Inc. to Caribou Coffee Company, Inc., dated June 29, 2004.**
10.23	—	Second Amended and Restated Put Option Letter from Caribou Coffee Company, Inc. to Arabica Funding, Inc., dated June 29, 2004.**
10.24	—	Second Amended and Restated Tax Matters Agreement between Caribou Coffee Company, Inc. and Arabica Funding, Inc., dated June 29, 2004.**
10.25	—	Second Amended and Restated Supplemental Agreement between Caribou Coffee Company, Inc. and Arabica Funding, Inc., dated June 29, 2004.**
10.26	—	Credit Agreement among Arabica Funding, Inc., as Borrower, The Several Lenders from Time to Time Parties thereto, and Fleet National Bank, as Administrative Agent, dated as of June 29, 2004.**
10.27	—	Amendment to Credit Agreement among Arabica Funding, Inc., as Borrower, The Several Lenders from Time to Time Parties Thereto, and Fleet National Bank, as Administrative Agent, dated as of March 2005.**
21.1	—	List of Subsidiaries.**
23.1	—	Consent of Dorsey & Whitney LLP (included as part of Exhibit 5.1).**
23.2	—	Consent of Ernst & Young LLP, independent registered public accounting firm.**
23.3	—	Consent of Kip R. Caffey.**
23.4	—	Consent of Wallace B. Doolin.**
23.5	—	Consent of Jeffrey C. Neal.**
24.1	—	Power of Attorney.**

*	To be filed by amendment.

**	Previously filed.

†	Portions of this exhibit have been redacted pursuant to a request for confidential treatment.
        (b) Financial Statement Schedules.
        Schedule II — Valuation and Qualifying Accounts and Reserves

ITEM 17.	UNDERTAKINGS
        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
        The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn Center, State of Minnesota, on September 20, 2005.

Caribou Coffee Company, Inc.

By:	/s/ Michael J. Coles

Name: Michael J. Coles
Title: Chief Executive Officer and President
        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on this twentieth (20th) day of September, 2005 in the capacities indicated.

/s/ Michael J. Coles Michael J. Coles		Chief Executive Officer, President and Chairman of the Board of Directors (principal executive officer)

/s/ George E. Mileusnic George E. Mileusnic		Chief Financial Officer (principal financial officer)

/s/ Michael E. Peterson Michael E. Peterson		Controller (principal accounting officer)

* Charles H. Ogburn		Director

* Charles L. Griffith		Director

*By:	/s/ Michael J. Coles Michael J. Coles Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Exhibits

1.1	—	Form of Purchase Agreement.**
3.1	—	Form of Amended and Restated Articles of Incorporation of the Company.**
3.2	—	Form of Amended and Restated Bylaws of the Company.**
4.1	—	Form of Registrant’s Common Stock Certificate.**
5.1	—	Form of Opinion of Dorsey & Whitney LLP regarding the validity of the securities being registered.**
10.1	—	1994 Stock Awards Plan.**
10.2	—	Form of 1994 Stock Awards Plan Stock Option Grant and Agreement.**
10.3	—	2001 Stock Incentive Plan.**
10.4	—	Amendment No. 1 to the 2001 Stock Incentive Plan.**
10.5	—	Form of 2001 Stock Incentive Plan Stock Option Grant and Agreement.**
10.6	—	2005 Equity Incentive Plan.**
10.7	—	Senior Executive 2005 Supplemental Bonus Plan.†
10.8	—	Description of Annual Support Center and Field Management Bonus Plan.**
10.9	—	Amended and Restated Employment Agreement between Caribou Coffee Company, Inc. and Michael J. Coles, dated June 29, 2005.**
10.10	—	Bonus Compensation Agreement between Caribou Coffee Company, Inc. and Michael J. Coles dated June 29, 2005.**
10.11	—	Employment Agreement between Caribou Coffee Company, Inc. and George E. Mileusnic, dated July 18, 2005.**
10.12	—	Employment Agreement between Caribou Coffee Company, Inc. and Amy K. O’Neil, dated July 18, 2005.**
10.13	—	Form of Directors and Officers Indemnification Agreement.*
10.14	—	Master License Agreement between Caribou Coffee Company, Inc. and Al-Sayer Enterprises.**
10.15	—	Offer Letter from Caribou Coffee Company, Inc. to Janet D. Astor, dated November 29, 2004.**
10.16	—	Severance Agreement between Caribou Coffee Company, Inc. and Janet D. Astor, dated December 13, 2004.**
10.17	—	Offer Letter from Caribou Coffee Company, Inc. to Kathy F. Hollenhorst, dated April 13, 2005.**
10.18	—	Commercial Lease between Caribou Coffee Company, Inc. and Twin Lakes III LLC, dated September 5, 2003.**
10.19	—	Second Amended and Restated Lease and License Financing and Purchase Option Agreement between Caribou Coffee Company, Inc. and Arabica Funding, Inc., dated June 29, 2004.**
10.20	—	Amendment to Second Amended and Restated Lease and License Financing and Purchase Option Agreement between Caribou Coffee Company, Inc. and Arabica Funding, Inc., dated March 25, 2005.**
10.21	—	Second Amendment to Second Amended and Restated Lease and License Financing and Purchase Option Agreement between Caribou Coffee Company, Inc. and Arabica Funding, Inc., dated May 10, 2005.**
10.22	—	Second Amended and Restated Call Option Letter from Arabica Funding, Inc. to Caribou Coffee Company, Inc., dated June 29, 2004.**
10.23	—	Second Amended and Restated Put Option Letter from Caribou Coffee Company, Inc. to Arabica Funding, Inc., dated June 29, 2004.**
10.24	—	Second Amended and Restated Tax Matters Agreement between Caribou Coffee Company, Inc. and Arabica Funding, Inc., dated June 29, 2004.**

Exhibit
Number		Description of Exhibits

10.25	—	Second Amended and Restated Supplemental Agreement between Caribou Coffee Company, Inc. and Arabica Funding, Inc., dated June 29, 2004.**
10.26	—	Credit Agreement among Arabica Funding, Inc., as Borrower, The Several Lenders from Time to Time Parties thereto, and Fleet National Bank, as Administrative Agent, dated as of June 29, 2004.**
10.27	—	Amendment to Credit Agreement among Arabica Funding, Inc., as Borrower, The Several Lenders from Time to Time Parties Thereto, and Fleet National Bank, as Administrative Agent, dated as of March 2005.**
21.1	—	List of Subsidiaries.**
23.1	—	Consent of Dorsey & Whitney LLP (included as part of Exhibit 5.1).**
23.2	—	Consent of Ernst & Young LLP, independent registered public accounting firm.**
23.3	—	Consent of Kip R. Caffey.**
23.4	—	Consent of Wallace B. Doolin.**
23.5	—	Consent of Jeffrey C. Neal.**
24.1	—	Power of Attorney.**

*	To be filed by amendment.

**	Previously filed.

†	Portions of this exhibit have been redacted pursuant to a request for confidential treatment.